Exhibit 3.32

AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT
OF
NEW DIVERSIFIED MAILING SERVICES, LLC

ARTICLE I

FORMATION OF LIMITED LIABILITY COMPANY

Openfirst Holdings, LLC (“Holdings”) caused a limited liability company (the “Company”) to be formed under the provisions of the Delaware Limited Liability Company Act (the “Act”) by filing a Certificate of Formation with the Delaware Secretary of State on October 9, 2002. Pursuant to the Contribution and Exchange Agreement dated as of July 6, 2006, Holdings contributed its ownership interest in the Company to the Member. Except as herein otherwise expressly provided, the rights and liabilities of the Member shall be as provided in that Act, as amended from time to time.

ARTICLE II

NATURE OF BUSINESS

The business of the Company is to engage in any lawful act or activity for which limited liability companies may be organized under the laws of the State of Delaware.

ARTICLE III

TERM

The Company shall continue in perpetuity, unless sooner terminated as hereinafter provided.

ARTICLE IV

PRINCIPAL PLACE OF BUSINESS

The principal place of business of the Company shall be at 4333 Davenport Road, Fredericksburg, Virginia 22408, or such other place or places as the Member may designate.

ARTICLE V

NAMES OF MEMBERS

The Member shall be the sole member of the Company.

ARTICLE VI

DISTRIBUTIONS

Distributions from the Company may be made to the Member at any time in the discretion of the Member.

ARTICLE VII

ALLOCATIONS

Each item of income, gain, loss and deduction of the Company shall be allocated to the Member.

ARTICLE VIII

COMPANY FUNDS

The funds of the Company shall be deposited in such bank account or accounts, or invested in such interest-bearing or non-interest-bearing investments, as shall be designated by the Member using normal commercial criteria. All withdrawals from any such bank accounts shall be made by the authorized agent or agents of the Member. Company funds shall be separately identifiable from and not commingled with those of any other person.

ARTICLE IX

RIGHTS AND DUTIES OF THE MEMBER

9.1                               The Member shall have no personal liability whatsoever, whether to the Company, to the creditors of the Company or otherwise, for the debts of the Company or any of its losses.

9.2                               The Member shall have exclusive authority to control the operations and affairs of the Company and to make all decisions regarding the business of the Company. Without limiting the generality of the foregoing, the Member shall have exclusive authority to establish such business strategies, accounting procedures and other practices and to make such business decisions as the Member, in its sole discretion, deems advisable for the operation of the Company. In addition, it is understood and agreed that the Member shall have all of the rights and powers of a manager as provided in the Act and as otherwise provided by law, and any action taken by the Member shall constitute the act of and serve to bind the Company. In dealing with the Member acting on behalf of the Company, no person shall be required to inquire into the authority of the Member to bind the Company. Persons dealing with the Company are entitled to rely conclusively on the power and authority of the Member as set forth in this Agreement.

9.3                               Neither the Member nor any member, manager, officer, director, employee or agent of the Member shall be liable, responsible or accountable in damages or otherwise to the Company for any action taken or failure to act on behalf of the Company within the scope of the authority conferred on the Member by this Agreement or by law unless such action or omission was performed or omitted fraudulently or in bad faith or constituted gross negligence, willful misconduct, a breach of the fiduciary duty of loyalty or a violation of law. Without limiting the general applicability of this Section 9.3, the Member shall not be liable, responsible or accountable in damages or otherwise to the Company with respect to nay action taken by the Member on conjunction with an audit of the Company for income tax or other purposes. Notwithstanding the foregoing, the Member is hereby designated the “tax matters member” of the Company.

9.4                                    The Company shall indemnify and hold harmless the Member from and against any loss, expense, damage or injury suffered or sustained by it by reason of any acts, omissions or alleged acts or omissions arising out of the Member’s activities on behalf of the Company, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding or claim, if the acts, omissions or alleged acts or omissions upon which such actual or threatened action, proceeding or claim is based were for a purpose reasonably believed to be in the best interests of the Company and were not performed or omitted fraudulently or in bad faith or as a result of gross negligence by such party and were not in violation of such Member’s fiduciary obligation to the Company. Any such indemnification shall not be from the assets of the Company.

9.5                               The Member may make any tax elections for the Company allowed under the Internal Revenue Code of 1986, as amended, or the tax laws for any state or other jurisdiction having taxing jurisdiction over the Company or the Member.

ARTICLE X

TRANSFER OF MEMBER INTERESTS

The Member may assign its interest in the Company at its sole discretion.

ARTICLE XI

FISCAL YEAR

The fiscal year of the Company shall end on December 31st of each year, unless otherwise determined by the Member.

ARTICLE XII

DISSOLUTION OF THE COMPANY

The happening of any of the following events shall effect an immediate dissolution of the Company:

(a)                                 an election to dissolve by the Member or;

(b)                                 as provided in the Act.

ARTICLE XIII

ADMISSION OF NEW MEMBERS

The Member shall have exclusive authority to admit new members to the Company on such terms and conditions as the Member shall deem appropriate. In connection therewith, the Member may create different classes of members of the Company and make such amendments to this Agreement as it may deem appropriate.

ARTICLE XTV

MISCELLANEOUS

14.1        This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware.

14.2        Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors and assigns.

14.3        Captions contained in the Agreement are inserted only as a matter of convenience and in no way define, limit or extend the scope or intent of this Agreement or any provision thereof.

14.4        If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those to which it is held invalid, shall not be affected hereby.

14.5        This Agreement and the Certificate of Formation may be amended at any time by the Member.